Exhibit 99.1

United Rentals, Inc. Five Greenwich Office Park Greenwich, CT 06831 tel: 203 622 3131 fax: 203 622 6080 unitedrentals.com

United Rentals Realigns Field Leadership Structure

Announces senior appointments in line with strategic focus on core business

GREENWICH, Conn. — April 1, 2008 — United Rentals, Inc. (NYSE: URI) today announced a realignment of its field leadership structure designed to support its corporate strategy for profitable growth. Effective immediately, the company has named two new senior vice presidents to operational spheres defined by the company’s regional footprint, with the objectives of further coordinating its aerial and general rental businesses, optimizing its fleet and controlling costs:

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Steven Nadelman has been named senior vice president – operations west, with responsibility for the company’s Aerial West, Northwest, Rocky Mountain, Southwest and Gulf regions. Nadelman had most recently served the company as senior vice president – field operations and corporate real estate, and previously held the position of vice president – southwest region. He joined the company in 1998 with more than 15 years of prior experience in the equipment rental industry.

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Matthew Flannery has been named senior vice president – operations east, with responsibility for the company’s Aerial East, Northeast, Northeast Canada, Midwest and Southeast regions. Flannery has extensive experience in all areas of the company’s operations, having previously served in two regional vice president roles in aerial operations, as well as district manager, district sales manager and branch manager. He joined the company in 1998 with seven years of rental business management experience.

Michael Kneeland, chief executive officer, said, “As we announced earlier this year, our entire organization is now pursuing profitable growth in our core rental operations, with an emphasis on EBITDA and profit metrics. Our new field structure improves our ability to act swiftly on opportunities to deploy our capex where it can generate the best returns. In addition, we see benefits to be gained by bringing integrated management to our aerial and general rental operations, both in terms of incremental business and enhanced customer service.”

The company’s specialty rental operations will continue under the leadership of Paul McDonnell in the newly created position of senior vice president – trench safety, pump and power.

The company also announced the appointment of Dale Asplund to the newly created corporate position of vice president – supply chain. Asplund will lead the operations of contractor supplies, fleet management and strategic sourcing. The combined oversight is designed to enhance the company’s supply chain process by integrating product management with sourcing strategies.

Separately, the company announced that Kurt Barker has relinquished his position as executive vice president – corporate services, as of the close of business on March 28, 2008. Barker has agreed to continue with the company as a special projects manager.

Rentals • Sales • Service • Supplies

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of over 690 rental locations in 48 states, 10 Canadian provinces and Mexico. The company’s approximately 10,900 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 2,900 classes of rental equipment with a total original cost of $4.2 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at www.unitedrentals.com.

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Contact:
Hyde Park Financial Communications
Fred Bratman
203-618-7318
Cell: 917-847-4507
fbratman@hydeparkfin.com